EXHIBIT 4.16

ENGLISH LANGUAGE SUMMARY OF THE MATERIAL PROVISIONS OF THE

CONTRACT FOR THE PURCHASE AND SALE OF SHARES AND OF PREEMPTIVE RIGHTS FOR THE SUBSCRIPTION OF SHARES OF TELEMAR PARTICIPAÇÕES S.A.,

DATED AS OF JANUARY 25, 2011,

AMONG CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL — PREVI, FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL — PETROS, FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS — FUNCEF, BRATEL BRASIL S.A. AND, AS INTERVENING PARTIES, TELEMAR PARTICIPAÇÕES S.A. AND PORTUGAL TELECOM, SGPS S.A.

•                  Sale of Shares, Preemptive Rights for the Subscription of Shares, and Price: Caixa de Previdência dos Funcionários do Banco do Brasil — Previ (“Previ”), Fundação Petrobras de Seguridade Social — Petros (“Petros”), Fundação dos Economiários Federais — Funcef (“Funcef”) (the “Sellers”) agreed to sell to Bratel Brasil S.A. (the “Buyer”) an affiliate of Portugal Telecom, a total of 180,948,253 ordinary shares of Telemar Participações S.A. (“TmarPart”) for a consideration of R$737,871,788.54, or R$4.07780554 per share, and the preemptive rights for the subscription of 61,489,069 ordinary shares of TmarPart for a consideration of R$325,751,191.17.  The sale was subject to a number of conditions, including the concurrent acquisitions and/or subscriptions of shares of Pasa Participações S.A., EDSP75 Participações S.A., TmarPart, Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A. (“Telemar”) so as to guarantee that the Buyer would hold a minimum direct and indirect interest in Telemar of 22.38%.

•                  Indemnification:  The Sellers agreed to indemnify the Buyer for breaches of representations and warranties relating to the Sellers and to the ownership of the shares, as well as for default of any obligation undertaken by the Sellers under the contract.  The Buyer agreed to indemnify the Sellers for breaches of representations and warranties relating to the Buyer and default of any obligation undertaken by the Buyer under the contract.

•                  Representations, Warranties and Agreements:  The contract contained representations and warranties relating to the Sellers and to the ownership of the shares.

•                  Termination:  The agreement allowed the Buyer and the Sellers to terminate the agreement under specified circumstances.  It also provides for automatic termination in certain extraordinary circumstances, such as bankruptcy of any of TmarPart and/or of Buyer. The agreement was not terminated, and the transaction closed on March 28, 2011.

•                  Governing Law and Dispute Resolution:  The agreement is governed by Brazilian law.  Any dispute under the agreement is to be resolved through arbitration in Brazil.

Portugal Telecom will provide a copy of the Portuguese language agreement to the Staff of the Securities and Exchange Commission upon request.